Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter and Full-Year 2012 Results

2012 Organic Reserve Replacement of 156 Percent

HOUSTON--(BUSINESS WIRE)--January 30, 2013--ConocoPhillips (NYSE: COP) today reported fourth-quarter 2012 earnings of $1.4 billion, or $1.16 per share, compared with fourth-quarter 2011 earnings of $3.4 billion, or $2.56 per share. Fourth-quarter 2011 reported earnings included downstream results prior to the separation of Phillips 66 on April 30, 2012.

Excluding special items, fourth-quarter 2012 adjusted earnings were $1.8 billion, or $1.43 per share, compared with fourth-quarter 2011 adjusted earnings of $2.1 billion, or $1.55 per share. Special items for the current quarter included disposition-related impairments partially offset by tax impacts, net benefits related to legal claims and settlements, and discontinued operations.

Following recently announced agreements to dispose of the company’s interests in the Kashagan Field and the Algeria and Nigeria business units, the associated earnings and production impacts for these assets have been reported as discontinued operations. This decreased adjusted earnings for fourth-quarter 2012 by $27 million, or $0.02 per share.

Full-year 2012 earnings were $8.4 billion, or $6.72 per share, compared with full-year 2011 earnings of $12.4 billion, or $8.97 per share. Reported earnings for 2012 and 2011 included four months and 12 months of downstream results, respectively. Full-year 2012 adjusted earnings were $6.7 billion, or $5.37 per share, compared with full-year 2011 adjusted earnings of $8.0 billion, or $5.75 per share.

Highlights

  Fourth-quarter total production of 1,607 MBOED; full-year total production of 1,578 MBOED.
  Year-end proved reserves of 8.6 billion BOE; annual organic reserve replacement of 156 percent.
  Eagle Ford and Bakken continued to set new production and efficiency records.
  Oil sands production exceeded 100 MBOED average for the quarter.
  FCCL expansion progressed with sanction of Christina Lake Phase F and Narrows Lake Phase A.
  First oil achieved from the Gumusut Field in Malaysia.
  Continued drilling and testing of unconventional shale plays; increased Niobrara acreage position to approximately 130,000 acres.
  Increased deepwater Gulf of Mexico position to 1.9 million acres; continued exploration and appraisal drilling.
  Announced agreements to sell Kashagan, Algeria, Nigeria and Cedar Creek Anticline, which are expected to generate approximately $9.6 billion in proceeds.

“We ended 2012 with another strong quarter,” said Ryan Lance, chairman and chief executive officer. “We achieved our production targets, continued to successfully execute our growth projects and drilling programs, and announced significant progress on our asset disposition program. Our quarterly production from continuing operations is growing and we delivered strong organic reserve replacement. These achievements reflect our strategic focus on organic growth and the strength of our resource base. We remain committed to our goals of delivering 3 to 5 percent volume and margin growth, with a compelling dividend.”

Reserves Update

Preliminary year-end 2012 proved reserves are 8.6 billion barrels of oil equivalent (BOE). Proved organic reserve additions for 2012 are expected to be 942 million BOE, representing an organic reserve replacement ratio of 156 percent of 2012 production, including fuel gas. Sales completed during 2012, net of purchases, reduced reserves by 83 million BOE, giving a total reserve replacement ratio of 142 percent.

Organic reserves were added across the portfolio, adding approximately:

  500 million BOE in Canada, primarily in the oil sands, with ongoing expansion phases at Foster Creek and Christina Lake, and following Phase A sanction at Narrows Lake;
  230 million BOE in Lower 48, mostly in liquids-rich shale plays, including the rapidly growing Eagle Ford and Bakken;
  100 million BOE in Asia Pacific, with progress at Australia Pacific LNG and multiple projects in Malaysia, including the recently online Gumusut Field and under-construction Malikai development; and
  50 million BOE across multiple developments in Europe, including the Jasmine Field where first production is expected in 2013.

Final information related to the company’s 2012 oil and gas reserves as well as finding and development costs will be provided in ConocoPhillips’ Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission in late February.

Operations Update

Lower 48 and Latin America – Fourth-quarter production was 475 thousand barrels of oil equivalent per day (MBOED), an increase of 31 MBOED compared to the same period of 2011. Significant growth continues from the ramp up of core shale plays in the Eagle Ford and Bakken. For the quarter, these shale plays delivered approximately 113 MBOED, a 71 percent increase compared to the fourth quarter of 2011. During the quarter, Eagle Ford averaged 89 MBOED, achieving a peak daily rate of more than 100 MBOED, while Bakken averaged 24 MBOED. Earlier this month, the company announced an agreement to sell its Cedar Creek Anticline properties for $1.05 billion, with closing expected by the end of the first quarter of 2013.

Canada – Quarterly production increased by 17 MBOED over the same period in 2011, to 281 MBOED. The company’s oil sands programs continue to perform strongly, with average production exceeding 100 MBOED for the quarter. Surmont 2 construction continued on schedule and FCCL expansion progressed with the sanctioning of Christina Lake Phase F and Narrows Lake Phase A.

The production mix in the Lower 48 and Canada continues to shift from natural gas to liquids. For the quarter, total liquids production in these segments increased by 21 percent compared to the same period in 2011, resulting in the liquids percentage of production increasing from 43 percent to 48 percent.

Alaska – Fourth-quarter production was 222 MBOED, down 15 MBOED compared to the same period in 2011, primarily reflecting normal field decline, partially offset by reduced downtime. During the quarter, the Alpine West CD5 Project was sanctioned.

Asia Pacific and Middle East – Quarterly production was 322 MBOED, up 32 MBOED compared to the fourth quarter of 2011. Fourth-quarter 2012 production reflects stabilized production at Peng Lai and growth from Panyu, which more than offset the impact of the Vietnam disposition earlier in the year. During the quarter, first oil was achieved from the early production system at the deepwater Gumusut oil field in Malaysia, representing the first field online of four developments currently in execution. Additionally, new long-term sales agreements were secured for QatarGas 3 LNG volumes, and the Australia Pacific LNG Project continued on schedule with further progress on upstream and downstream developments.

Europe – Production for the quarter was 216 MBOED, down 61 MBOED compared to the same period a year ago, reflecting the impact of normal field decline, higher downtime in the United Kingdom, and dispositions. Development continued at Clair Ridge and Jasmine in the United Kingdom, and Ekofisk South and Eldfisk II in Norway.

Other International – Production from continuing operations was 50 MBOED in the fourth quarter of 2012, an increase of 24 MBOED compared to the same period in 2011. This reflects the resumption of production in Libya earlier this year following the civil unrest in 2011, offset by lower production from Russia due to the sale of our interest in NaryanMarNefteGaz in the third quarter of 2012. This segment also included fourth-quarter 2012 production related to discontinued operations of 41 MBOED.

Unconventional exploration – Testing continues across shale plays in North America. Fourth-quarter Lower 48 activity focused on drilling in the Permian Basin Wolfcamp and Niobrara plays. In the Niobrara, the company has accumulated approximately 130,000 acres. Drilling continues in Canada’s Duvernay formation, Poland’s Baltic Basin and Australia’s Canning Basin. In China, ConocoPhillips entered into a joint study agreement on a potential shale gas opportunity in the Sichuan Basin, covering approximately one million acres.

Conventional exploration – The company expects to increase its acreage in the deepwater Gulf of Mexico by approximately 375,000 acres to 1.9 million acres, reflecting successful participation in two lease sales in the central and western zones during the second half of 2012. Also in the deepwater Gulf of Mexico, drilling continued at the Coronado and Shenandoah prospects. The company also advanced its conventional exploration program internationally. ConocoPhillips was awarded two new licenses in the Central North Sea during the U.K.’s 27th licensing round, and appraisal drilling continued in the Browse Basin in Australia. In Angola, rig access was secured and plans are underway to commence drilling in early 2014 on the company’s prospective deepwater acreage. The company also signed a new production sharing contract as operator for exploration of Block SB311 in Malaysia.

Fourth-Quarter Review – Continuing Operations

Production from continuing operations for the fourth quarter of 2012 was 1,566 MBOED, compared with 1,538 MBOED for the fourth quarter of 2011. Adjusted for completed dispositions, production grew by 83 MBOED compared to fourth-quarter 2011. This increase was primarily due to new production from major projects and drilling programs, as well as higher production in Libya and China. These increases more than offset normal field decline and downtime.

Adjusted earnings decreased compared with fourth-quarter 2011 primarily due to the impact of lower commodity prices. The company’s total realized price fell to $67.45 per BOE, compared to $69.99 per BOE in the fourth quarter of 2011. Realized crude oil prices decreased to $103.08 per barrel, compared with $105.92 per barrel for the fourth quarter of 2011. Realized natural gas liquids (NGL) prices decreased by 18 percent to $44.93 per barrel, compared with $55.06 per barrel for the fourth quarter of 2011. Realized natural gas prices decreased to $5.79 per thousand cubic feet (MCF), compared with $5.88 per MCF for the fourth quarter of 2011. Realized bitumen prices decreased by 31 percent to $48.32 per barrel, compared with $70.20 per barrel for the fourth quarter of 2011.

For the quarter, cash provided by continuing operating activities was $3.87 billion. Excluding a working capital increase of $0.37 billion, ConocoPhillips generated $4.24 billion in cash from operations. The company funded a $3.6 billion capital program and paid dividends of $0.8 billion. During the quarter, debt increased $0.6 billion, reflecting the placement of $2.0 billion in low-interest debt, retirement of maturing debt and repayment of commercial paper.

Full-Year Review – Continuing Operations

Production from continuing operations for the year was 1,527 MBOED, compared with 1,561 MBOED for 2011. Adjusted for completed dispositions, production grew by 7 MBOED compared to 2011. New production from major projects and drilling programs, as well as higher production from the resumption of operations in Libya, offset normal field decline and downtime.

Adjusted earnings decreased compared with 2011 primarily due to the impact of lower commodity prices and volumes. The company’s full-year 2012 realized price fell to $67.68 per BOE, compared to $69.14 per BOE in 2011. Realized crude oil prices increased to $105.72 per barrel, compared with $105.52 per barrel for the full year of 2011. Realized NGL prices decreased by 17 percent to $46.36 per barrel, compared with $55.73 per barrel for the full year of 2011. Realized natural gas prices decreased by 6 percent to $5.48 per MCF, compared with $5.80 per MCF for the full year of 2011. Realized bitumen prices decreased by 14 percent to $53.91 per barrel, compared with $62.56 per barrel for the full year of 2011.

For the year, cash provided by continuing operating activities was $13.5 billion. Excluding a working capital increase of $1.2 billion, ConocoPhillips generated $14.7 billion in cash from operations. The company received $2.1 billion in proceeds from asset dispositions and $5.5 billion in net cash related to the separation of Phillips 66. ConocoPhillips funded a $15.7 billion capital program, including $0.8 billion related to discontinued operations. During the year, the company paid dividends of $3.3 billion and repurchased shares for $5.1 billion. Debt decreased by $0.9 billion.

As of Dec. 31, 2012, ConocoPhillips had debt of $21.7 billion and the debt-to-capital ratio was 31 percent. The company had $3.62 billion of cash and cash equivalents and $0.75 billion in restricted cash targeted for dividends.

Outlook

Total production for the first quarter of 2013 is expected to be 1,580 to 1,600 MBOED, including production from discontinued operations of approximately 40 MBOED. Full-year 2013 production from continuing operations is expected to be 1,475 to 1,525 MBOED.

In addition to $2.1 billion in proceeds from asset dispositions completed in 2012, the company has announced asset sales that are expected to close by mid-2013, generating additional proceeds of approximately $9.6 billion. The company continues to evaluate opportunities to further optimize the portfolio.

ConocoPhillips will host a conference call at 9:30 a.m. EST on Jan. 31, to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the call and view related presentation materials, go to www.conocophillips.com/investor. For detailed supplemental information, go to www.conocophillips.com/investor/earnings.

ConocoPhillips will hold its annual analyst meeting on Feb. 28 in New York. Representatives from company management will discuss the company’s strategic plans for growth and value creation.

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About ConocoPhillips

Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 30 countries, $58 billion in annual revenue, $117 billion of assets, and approximately 16,900 employees as of Dec. 31, 2012. Production from continuing operations averaged 1,527 MBOED in 2012, and preliminary proved reserves were 8.6 billion BOE as of Dec. 31, 2012. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	4Q		FY
	2012	2011	2012	2011
Earnings	$1,426	3,390	8,428	12,436
Adjustments:
Impairments	351	649	901	649
Net (gain)/loss on asset sales	-	15	(1,532)	(124)
Bohai Bay incidents	-	101	89	142
Tax loss carry forward realization	(236)	-	(236)	-
International tax law changes	-	-	167	109
Deferred tax adjustment	-	-	(72)	-
Separation costs	4	25	84	25
Cancelled projects	-	-	-	54
Pension settlement expense	5	-	87	-
Pending claims and settlements	(196)	-	(235)	-
Premium on early debt retirement	-	-	68	-
Discontinued operations - Phillips 66	15	(2,066)	(1,232)	(5,042)
Discontinued operations - Other International [1]	386	(63)	217	(267)
Adjusted earnings	$1,755	2,051	6,734	7,982
[1] Includes Kashagan, Algeria and Nigeria

Earnings per share of common stock (dollars)	$1.16	2.56	6.72	8.97

Adjusted earnings per share of common stock (dollars)	$1.43	1.55	5.37	5.75

Reconciliation of Operating Results for Discontinued Operations - Other International
$ Millions	4Q		FY
	2012	2011	2012	2011

Income from discontinued operations	$(401)	2,129	1,015	5,309
Less: Discontinued operations - Phillips 66	(15)	2,066	1,232	5,042
Discontinued operations - Other International	(386)	63	(217)	267
Less: Kashagan impairment	(413)	-	(413)	-
Operating results for Discontinued operations - Other International	$27	63	196	267

CONTACT:
ConocoPhillips
Aftab Ahmed, 281-293-4138 (media)
aftab.ahmed@conocophillips.com
or
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Vladimir R. dela Cruz, 212-207-1996(investors)
v.r.delacruz@conocophillips.com